UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 2, 2006
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

We are revising our reported results for the second quarter of 2006 from that announced previously. On July 20, 2006, we announced a net loss of $123 million, or $0.07 per share. Our net loss for the second quarter of 2006 has been increased by $131 million to a net loss of $254 million, or $0.14 per share. This change reflects an increase in estimates of our pension curtailment loss, as well as subsequent events with respect to conditions that existed as of the date of our balance sheet.

As a result of this, we now project our full-year 2006 pension curtailment expense to be $1.2 billion (up from $1 billion) and our full-year 2006 special items to be $3.8 billion.

Item 8.01. Other Events.

At June 30, 2006, our retiree VEBA contained $6.2 billion, invested on a long-term basis consistent with our pension asset investments. We plan to change our investment strategy for this VEBA to invest about $3 billion of the total amount in shorter-duration fixed income investments to facilitate the payment of retiree benefits.

Based on the recent trend in sales, we now expect our Premier Automotive Group operating segment to be unprofitable for 2006. We previously projected it to be profitable, but close to breakeven, on a pre-tax basis (excluding special items) for 2006.

Our news release dated August 2, 2006 concerning the hiring of a strategic advisor, filed as Exhibit 99 to this report, is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

EXHIBITS

Designation	Description	Method of Filing

Exhibit 99	News Release dated	Filed with this Report
August 2, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: August 2, 2006	By:	/s/Kathryn S. Lamping
Kathryn S. Lamping
Assistant Secretary

EXHIBIT INDEX

Designation	Description

Exhibit 99	News Release dated August 2, 2006